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                                                                      EXHIBIT 99

busybox.com, inc.                               CONTACT:  JON M. BLOODWORTH
15113 Sunset Blvd., Suite 1                     Chief Executive Officer
Pacific Palisades, CA  90272                    Phone:      310-459-9015
                                                Email:  jbloodworth@busybox.com

FOR IMMEDIATE RELEASE

                       BUSYBOX ANNOUNCES CLASS ACTION SUIT

LOS ANGELES, CA, APRIL 12, 2001 - busybox.com, inc. (OTCBB: BUSY, BUSYW) today announced that on April 4, 2001, a class action was filed in the Superior Court of the State of California, case number BC248048, against the Company, its officers and directors, BarronChase Securities, Inc., and Grant Thornton LLP. The action is brought on behalf of shareholders of the Company who acquired the Company's stock in its initial public offering, and alleges violations by the named defendants of California Corporations Code sections 25400-25403 and 25500-25504.2. The plaintiffs allege in the complaint that the Company disseminated a misleading prospectus and registration statement together with false financial statements and other false and misleading statements, and seek general and special damages, punitive damages, pre-judgment and post-judgment interest, court costs, attorneys fees and other costs of litigation. The Company intends to vigorously contest these allegations.

         Founded in 1995, busybox is a Los Angeles-based company that develops, distributes, and sells digital imagery over the Internet, as well as on videotape and CD-ROM. The BusyboxPro professional product suite offers thousands of stock video images and allows customers the ability to immediately buy and download stock cinematography online, royalty-free. For more product information, visit http://www.busyboxpro.com or visit Busybox's corporate Web site at http://www.busybox.com.

         This document includes "forward-looking statements" within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, rates and regulations of federal and state tax authorities, industry competition, changes in accounting principles, policies and guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in the Company's quarterly report filed with the Securities and Exchange Commission on November 14, 2000 and registration statement on Form SB-2, as amended, filed with the Securities and Exchange Commission on May 24, 2000.